Exhibit 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

July 23, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Electric Tractor Corp.
Niagara on the Lake, Ontario, Canada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1/A Amendment No. 3, Registration Statement under the Securities Act of 1933, filed by Electric Tractor Corp. of our report dated March 24, 2013, relating to the financial statements of Electric Tractor Corp., a Wyoming Corporation, as of and for the years ending December 31, 2012 and 2011 and for the period from inception to December 31, 2012, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan